                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 14, 2000

                              ACCRUE SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)


          DELAWARE                      000-26437                 94-3238684
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
 incorporation or organization)                              Identification No.)



                               48634 Milmont Drive
                         FREMONT, CALIFORNIA 94538-7353
               (Address of principal executive offices) (Zip code)


                                 (510) 580-4500
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On July 14, 2000, Accrue Software, Inc., a Delaware corporation (the "Company"), acquired specific assets (the "Acquired Assets") of the Infocharger division of Tantau Software, Inc., a Delaware corporation ("Seller"), including a high performance Internet data analysis tool, a two-year term license to certain Tantau technology, and some engineering employees of the Infocharger division became employees of Accrue in connection with the transaction (collectively, the "Asset Purchase"). The Infocharger assets were acquired in exchange for 1,666,667 newly issued shares of Accrue common stock, $0.001 par value (of which 234,722 shares are subject to the fulfillment by Tantau of certain post-closing conditions and are held in escrow) and $5,000,000 according to the terms of the Asset Purchase Agreement dated as of June 30, 2000 (the "Purchase Agreement") among the Company, Seller and its wholly owned subsidiary, Tantau Software International, Inc., a Delaware corporation ("Seller Sub"), and a Software License and Services Agreement between the Company and Seller dated June 30, 2000, (the "License", and together with the Purchase Agreement, the "Agreements").

        The Acquired Assets were valued based on their current fair market value. In connection with the Asset Purchase, Seller and Seller Sub agreed that for one year they shall not compete with the Company in the development, marketing, sale or license of software products for the purpose of E-Business Analytics (as defined in the Purchase Agreement). The source of cash funds paid by the Company under the Agreements is the Company's cash and cash equivalents.

        Seller is primarily engaged in the business of providing software for enterprises to conduct mobile e-commerce. Products developed by Seller include the Wireless Internet Platform and its associated components. Prior to execution of the Agreements, there has been no material relationship between Seller or Seller Sub and the Company or any of Company's officers, directors or affiliates.

        The shares issuable to Seller pursuant to the Asset Purchase will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, constitute "restricted securities" within the meaning of the Securities Act. The Company has granted certain registration rights for the shares issued in connection with the transaction.

        Under the terms of the Purchase Agreement and a related Depository Agreement dated July 14, 2000, 234,722 shares of the Company's Common Stock issued in connection with the Asset Purchaser will be held in escrow for the purpose of indemnifying the Company and its affiliates, officers, directors, employees, representatives and agents against any damages that relate to or arise from a breach of any of Seller's or Seller Sub's representations and warranties contained in the Purchase Agreement. Of such shares, 90,278 shares will be released on the six-month anniversary of the closing date of the Purchase Agreement: (i) to Seller, if specified former employees of Seller Sub remain employed by the Company as of such date, or (ii) to the Company, if such specified employees do not remain employed by the Company as of such date. The escrow will expire on the earlier of (i) the one-year anniversary of the closing date of the Purchase Agreement, or (ii) the release by the depository agent of all the escrowed shares pursuant to the terms of the Depository Agreement.

        For accounting purposes, the Merger will be accounted for as a "purchase".

        The number of shares of the Company's Common Stock to be issued to Seller was determined by arm's-length negotiations among the parties.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a) Financial Statements of Business Acquired.

        The balance sheets of InfoCharger (a Business Unit of Tantau Software, Inc.) as of June 30, 2000 and December 31, 1999 and the results of its operations and its cash flows for the period from February 11, 1999 (inception) to December 31, 1999 and the six months ended June 30, 2000 are filed as an amendment to the initial report filed July 26, 2000.

        (b) Unaudited Pro Forma Combined Condensed Financial Statements.

        The unaudited pro forma combined condensed balance sheet as of June 30, 2000 and the unaudited pro forma combined condensed statements of operations for the year ended March 31,2000 and the three months ended June 30, 2000 are filed as an amendment to the initial report filed July 26, 2000.

Financial Statements

InfoCharger (a Business Unit of Tantau Software, Inc.)

For the period from February 11, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000 with Report of Independent Auditors

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                              Financial Statements


            For the period from February 11, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000




                                    CONTENTS

Report of Independent Auditors........................................................     1

Financial Statements

Balance Sheets........................................................................     2
Statements of Operations..............................................................     3
Statements of Cash Flows..............................................................     4
Notes to Financial Statements.........................................................     5

                         Report of Independent Auditors



Board of Directors
Tantau Software, Inc.

We have audited the accompanying balance sheets of InfoCharger (a Business Unit of Tantau Software, Inc.) as of December 31, 1999 and June 30, 2000, and the related statements of operations and cash flows from February 11, 1999 (inception) to December 31, 1999 and for the six months ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoCharger at December 31, 1999 and June 30, 2000, and the results of its operations and its cash flows from February 11, 1999 (inception) to December 31, 1999 and for the six months ended June 30, 2000 in conformity with accounting principles generally accepted in the United States.

                                       /s/ ERNST & YOUNG LLP

August 25, 2000

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                                 Balance Sheets


                                                      DECEMBER 31,  JUNE 30,
                                                         1999         2000
                                                       --------     --------
ASSETS
Current assets
  Accounts receivable                                  $ 27,000     $ 60,000
  Prepaid expenses and other current assets                 264          639
                                                       --------     --------
Total current assets                                     27,264       60,639

Property and equipment, net                              26,682       85,042

Intangible assets, net of accumulated amortization
  of $41,739 and $69,068 as of December 31, 1999
  and June 30, 2000, respectively                       234,533      207,204
Other assets                                              1,886        1,772
                                                       --------     --------
Total assets                                           $290,365     $354,657
                                                       ========     ========

LIABILITIES AND AFFILIATE INVESTMENT
Current liabilities
  Accounts payable and accrued expenses                $ 20,680     $ 36,391
  Deferred revenue                                       10,000       45,000
                                                       --------     --------
Total current liabilities                                30,680       81,391

Affiliate investment                                    259,685      273,266
                                                       --------     --------
Total liabilities and affiliate investment             $290,365     $354,657
                                                       ========     ========


See accompanying notes.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                            Statements of Operations


                                            PERIOD FROM
                                            FEBRUARY 11,
                                          1999 (INCEPTION)  SIX MONTHS ENDED
                                           TO DECEMBER 31,      JUNE 30,
                                               1999              2000
                                             ---------        ---------
Software license revenue                     $  13,000        $ 310,000
Service revenue                                  4,000           75,000
                                             ---------        ---------
Total revenue                                   17,000          385,000
Cost of service revenues                           700           10,000
                                             ---------        ---------
Gross profit                                    16,300          375,000

Research and development                       485,401          540,196
Selling, general and administrative            132,686          339,894
                                             ---------        ---------
Loss from operations                          (601,787)        (505,090)

Interest expense from affiliate                     --           13,189

                                             ---------        ---------
Loss before provision for income taxes        (601,787)        (518,279)
Provision for income taxes                      14,790            4,575
                                             ---------        ---------
Net loss                                     $(616,577)       $(522,854)
                                             =========        =========


See accompanying notes.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                            Statements of Cash Flows


                                                          PERIOD FROM
                                                       FEBRUARY 11, 1999
                                                        (INCEPTION) TO    SIX MONTHS ENDED
                                                       DECEMBER 31, 1999    JUNE 30, 2000
                                                           ---------          ---------
OPERATING ACTIVITIES
Net loss                                                   $(616,577)         $(522,854)
Adjustments to reconcile net loss to net cash
 used for operating activities:
    Depreciation and amortization                             57,098             40,145
Changes in operating assets and liabilities:
    Accounts receivable                                      (27,000)           (33,000)
    Prepaid expenses and other assets                           (264)              (375)
    Other assets                                              (1,886)               114
    Accounts payable and accrued expenses                     20,680             15,711
    Deferred revenue                                          10,000             35,000
                                                           ---------          ---------
Net cash used for operating activities                      (557,949)          (465,259)

INVESTING ACTIVITIES
Acquisition of intangible assets                            (276,272)                --
Purchases of property and equipment                          (42,041)           (71,176)
                                                           ---------          ---------
Net cash used in investing activities                       (318,313)           (71,176)

FINANCING ACTIVITIES
Net advances from Tantau                                     876,262            536,435
                                                           ---------          ---------
Net cash provided by financing activities                    876,262            536,435

Net increase (decrease) in cash and cash                          --                 --
 equivalents
                                                           ---------          ---------

Cash and cash equivalents at beginning of period                  --                 --

Cash and cash equivalents at end of period                 $      --          $      --
                                                           =========          =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid to Tantau                                  $      --          $  13,189

  Income taxes paid to Tantau                              $  14,790          $   4,575

See accompanying notes.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                          Notes to Financial Statements

                                  June 30, 2000

1. ORGANIZATION

InfoCharger (the "Company") as it is referred to in these financial statements is the wholly owned data analysis operation of Tantau Software, Inc. ("Tantau") with locations in California, Texas, Germany, and Scotland. Tantau was incorporated under the laws of the State of Delaware on February 11, 1999. The Company provides an embedded data analysis engine for eBusiness applications, and is designed to manage large volumes of data. The Company operates in one reportable segment.

Tantau is a global provider of wireless Internet platform and software products and services. Tantau focuses primarily on end point customers that must transact real business, in which money changes hands, anytime, anywhere. Tantau's software is designed to address the fundamental requirements of m-commerce - mission critical scale, availability, transactional integrity and security.

On March 31, 1999, Tantau purchased certain fixed assets, several existing Internet infrastructure products, their corresponding customer bases and related patents, trademarks and technology from the Tandem division of Compaq Computer Corporation for 1,850,000 shares of stock valued at $1,850,000. Tantau recorded fixed assets at the estimated fair value at the purchase date, which approximates net book value, and recorded the remaining assets purchased as intangible assets. Included in that purchase were the assets and related technology of the Company. As a result, a portion of those intangible assets have been allocated to the Company based on the relative fair value of the Company to the total valuation of Tantau as of Tantau's last funding date. These intangibles are being amortized on a straight-line basis over a five-year period as consistent with Tantau.

The Company does not constitute a separate legal entity. The financial statements of the Company present the operating results and the financial position of the data analysis operations and do not include the wireless Internet platform and other software products of Tantau.

The financial statements of the Company have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a form 8-K to be filed by Accrue Software, Inc. in connection with its acquisition of the Company as described in Note 9.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)


1. ORGANIZATION (CONTINUED)

These financial statements have been prepared from the historical accounting records of Tantau and reflect the application of management and allocation policies adopted by Tantau for various costs and activities, as described in
Note 5. All of the accounting judgments, estimations and allocations in these financial statements are based on assumptions that Tantau's management believes are reasonable for purposes of preparing the Company's financial statements. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operated as a separate entity.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Company's revenue consists of license revenues and service and maintenance revenues. License revenues consist of licensing fees under arrangement, which provide customers with the right to use the respective products. Revenue from licenses is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed and determinable, and collectibility is probable. Service and maintenance revenues consist of software maintenance, training and consulting services. Software maintenance revenue is recognized ratably over the term of the agreement, which is generally one year. Training and consulting services revenue is recognized as such services are performed.

CASH

The Company's cash is centralized with Tantau.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)


2. SIGNIFICANT ACCOUNTING POLICIES

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying value or fair value less costs to sell.

CAPITALIZED SOFTWARE

In accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company capitalizes purchased software and internal costs of software development beginning when the resulting products become technologically feasible and ending when the product is available for general release, subject to net realizable value considerations. The Company has defined technological feasibility as completion of a working model. No significant internally developed software costs have met this criteria and, accordingly, the Company has charged all such costs to research and development expense.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes. SFAS 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with SFAS 123, Accounting for Stock-Based Compensation, which prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

CONCENTRATION OF CREDIT RISK

From February 11, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000, the Company had one customer that accounted for 100% of their gross revenue and accounts receivable.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, as amended by SFAS 137, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. SFAS 133 requires the Company to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS 133, as amended, will not have a material impact on its consolidated financial position, results of operations, or cash flows. The Company will be required to adopt SFAS 133 in fiscal 2001.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 will be effective for the Company beginning in the fourth quarter of the year ended December 31, 2000. We do not believe that SAB 101 will have a material impact on the financial statements of the Company.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the follow as of December 31, 1999 and June 30, 2000, respectively:

                                   1999               2000
                                 ---------          ---------
Computer equipment               $  40,201          $ 111,487
Furniture and fixtures               1,840              1,728
                                 ---------          ---------
                                    42,041            113,215
Accumulated depreciation           (15,359)           (28,173)
                                 ---------          ---------
                                 $  26,682          $  85,042
                                 =========          =========

4. TANTAU INVESTMENT

Tantau utilizes a centralized cash management system whereby the Company's cash requirements are provided directly by Tantau. Similarly, cash generated by the Company is remitted directly to Tantau. All charges and allocations of costs for functions and services provided by Tantau, as described in Note 5, are deemed paid by the Company, in cash, in the period in which the cost is recorded in these financial statements.

Changes in the Tantau investment were as follows:

Balance at February 11, 1999         $      --
   Net loss                           (616,577)
   Net advances from Tantau            876,262
                                     ---------
Balance at December 31, 1999           259,685
   Net loss                           (522,854)
   Net advances from Tantau            536,435
                                     ---------
Balance at June 30, 2000             $ 273,266
                                     =========

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)

5. RELATED PARTY TRANSACTIONS

Transactions with Tantau from February 11, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000 were as follows:

                                                        1999            2000
                                                       -------         -------
Common service costs allocated to the Company:
   Salaries                                            $15,749         $15,000
   Occupancy expense                                     3,366           8,762
   Equipment costs and supplies                          5,695          23,899
   Telecom expense                                       2,102          16,456
   Marketing expense                                     1,935              --
                                                       -------         -------
                                                       $28,847         $64,117
                                                       =======         =======

Tantau provides certain common services to the Company which are comprised of both direct expenses and allocated administrative expenses. The direct expenses include salaries of Company personnel and other direct expenses related to developing the business and are separately identified and charged to the Company based on actual costs incurred. The allocated administrative expenses include salaries of Tantau personnel and general overhead costs of Tantau which are allocated to the Company on an established formula based upon utilization of Tantau's employees. These costs are not necessarily indicative of the costs that would have been incurred if the Company were operated as a stand-alone business.


6. INCOME TAXES

The Company's taxable loss is included in the consolidated income tax return of Tantau. The Company's income tax provisions are computed on a separate return basis and are paid to Tantau.

As of June 30, 2000, the Company has net operating loss carryforwards of approximately $1,017,000 for federal tax reporting purposes and research and development credit carryforwards of approximately $35,475. The net operating loss and research and development credit carryforwards begin to expire in 2019 if not utilized.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)

6. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 and June 30, 2000 are as follows:

                                                               1999           2000
                                                          ---------          ---------
Deferred tax liabilities:
  Fixed assets                                            $    (380)         $    (500)

Deferred tax assets:
  Deferred revenue                                            2,500             11,250
  Net operating loss and tax credit carryforwards           228,110            411,601
                                                          ---------          ---------
Total deferred tax assets                                   230,610            422,851

                                                          ---------          ---------
Net deferred tax assets                                     230,230            422,351
Valuation allowance for deferred tax assets                (230,230)          (422,351)
                                                          ---------          ---------
Net deferred taxes                                        $      --          $      --
                                                          =========          =========

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by approximately $192,121 during 2000.

Reconciliations of the difference between the statutory federal income tax rates and the effective income tax rates as a percentage of loss before income taxes for the periods ended December 31, 1999 and June 30, 2000 are as follows:

                                                       1999             2000
                                                      ------           ------
U.S. federal statutory rate                               34%              34%
State and local taxes, net of federal benefit              3%               3%
Effect of the increase in valuation allowance            (37%)            (37%)
Foreign income taxes                                       2%               1%
                                                      ------           ------
                                                           2%               1%
                                                      ======           ======

The Company's provision for income taxes relates entirely to income taxes paid at foreign operations.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)

7. LEASES

Future minimum lease payments under noncancelable operating leases for premises and equipment are as follows:

July 1 to December 31, 2000          $10,997
Year ended December 31, 2001          22,584
Year ended December 31, 2002          16,938
                                     -------
                                     $50,519
                                     =======

Rent expense for the period from February 11, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000 was approximately $26,200 and $37,600, respectively.

8. STOCK OPTIONS

Certain employees of the Company participate in Tantau's 1999 Stock Plan (the "Plan") which allows for the grant of options to purchase shares of common stock and the issuance of common stock directly to eligible persons. The Plan provides for the options to be either Incentive Options or Non-Statutory Options and approves issuance of up to 7,925,000 shares of common stock over the term of the Plan. The exercise price per share of Incentive Options shall not be less than 100% of the fair market value of the shares of common stock. Vesting is generally 25% after one year of service and the remaining vests ratably over the following three years. No option shall have a term exceeding ten years from the grant date.

The Plan provides the grantee the right to exercise prior to vesting. Options exercised prior to an employee becoming fully vested in such options are subject to repurchase by Tantau should the employee be terminated or leave the Company or Tantau prior to becoming fully vested in such options. At December 31, 1999 and June 30, 2000, 301,250 and 270,937 shares had been exercised by options which remained unvested and subject to repurchase.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)

8. STOCK OPTIONS (CONTINUED)

Pro forma information regarding net loss is required by SFAS 123. The fair value for options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions: weighted-average risk free interest rate of 6.6%, a dividend yield of 0% and a weighted-average expected life of the option of five years. The weighted average fair value of the options granted during 1999 and 2000 was five cents per option. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The impact on the pro forma results which follow may not be representative of compensation expense in future years when the effect of the amortization of multiple awards may be reflected in the amounts. The Company's pro forma net loss, including the pro forma stock-based compensation expense related to those employees employed directly by the Company and an allocation of the compensation expense associated with employees where salaries were partially allocated to the Company for the periods ended June 30, 2000 and December 31, 1999, is $521,028 and $605,877, respectively.

A summary of the Company's employees participation in Tantau's 1999 Stock Plan activity and related information for the periods ended December 31, 1999 and June 30, 2000 follows:

                                                       RANGE OF     WEIGHTED-
                                                       EXERCISE      AVERAGE
                                       OPTIONS          PRICES    EXERCISE PRICE
                                       -------          ------    --------------
Outstanding, February 11, 1999               --          $ --         $ --

  Granted                               327,250           .10          .10

  Exercised                            (301,250)          .10          .10

                                       --------
Outstanding, December 31, 1999           26,000           .10          .10

  Granted                               112,500       .10 - .62        .24

  Exercised                             (45,000)          .10          .10

                                       --------
Outstanding, June 30, 2000               93,500      $.10 - .62       $.14
                                       ========

The weighted-average remaining contractual life of outstanding options is 9.96 years. Options available for grant by Tantau at June 30, 2000 were 2,404,250 and options exercisable at June 30, 2000 and December 31, 1999 were 26,000 and 93,500, respectively.

                                   InfoCharger
                   (a Business Unit of Tantau Software, Inc.)

                    Notes to Financial Statements (continued)

9. SUBSEQUENT EVENT (UNAUDITED)

On July 14, 2000 Tantau sold specific assets of the Company to Accrue Software, Inc. ("Accrue") for 1,666,667 shares of Accrue common stock and $5,000,000 in cash. The shares will be issued pursuant to an exemption from the registration requirements of the Securities act of 1933, as amended (the "Securities Act"), and, accordingly, constitute "restricted securities" within the meaning of the Securities Act. Accrue has granted Tantau certain registration rights for the shares issued in connection with the transaction. In connection with the sale, Tantau and Accrue entered into a two-year license for certain Tantau technology.

Under the terms of the purchase agreement 234,722 shares of the total shares to be received by Tantau will be held in escrow for the purpose of indemnifying Accrue and its affiliates, officers, directors, employees, representatives and agents against any damages that relate to or arise from a breach of any of Tantau's representations and warranties contained in the Purchase Agreement. Of such shares, 90,278 shares will be released on the six-month anniversary of the closing of the transaction if certain specified criteria are met. The remaining shares held in escrow will be released upon the earlier of the (i) one year anniversary of the closing of the transaction, or (ii) the release by the depository agent of all the escrowed shares pursuant to the terms of the depository agreement.

In order to induce employees of the Company to transfer employment to Accrue, Tantau has offered these employees bonus payments that will be made in two installments. The first installment, with a maximum payout of $221,000, will be due upon their commencement of employment with Accrue and the second installment, with a maximum payout of $884,000, will be due upon their nine month employment anniversary with Accrue.

(b) PRO FORMA FINANCIAL INFORMATION

ACCRUE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements for Accrue Software, Inc. ("Accrue") consist of the unaudited pro forma combined condensed statement of operations for the year ended March 31, 2000 and the three months ended June 30, 2000, and the unaudited pro forma combined condensed balance sheet as of June 30, 2000. These pro forma financial statements give effect to Accrue's acquisition of InfoCharger (a Business Unit of Tantau Software, Inc.) ("InfoCharger") in a business combination accounted for as a purchase, which closed on July 14, 2000. In exchange for the assets and liabilities of InfoCharger, Accrue issued InfoCharger approximately 1.7 million shares of its common stock and paid $5.0 million in cash.

Pro forma amounts have been derived by applying pro forma adjustments to the historical consolidated financial information of Accrue and InfoCharger.

The purchase price of InfoCharger was $59.2 million based upon the average market price of a share of Accrue common stock in a range four trading days before the merger was consummated on July 14, 2000, as quoted on the NASDAQ National Market, and included $5.0 million in cash consideration and $0.2 million of estimated direct acquisition costs. The excess of the purchase price over the fair value of net assets has been allocated to goodwill and intangibles.

The unaudited pro forma combined condensed statement of operations combine Accrue's historical results of operations for the year ended March 31, 2000 with InfoCharger's historical results of operations for the period from February 11, 1999 (inception) to December 31, 1999 and Accrue's unaudited historical results of operations for the three months ended June 30, 2000 with InfoCharger's historical results of operations for the three months ended March 31, 2000 and have been prepared as if the InfoCharger acquisition occurred on April 1, 1999. The unaudited pro forma combined condensed balance sheet combines Accrue's unaudited historical balance sheet at June 30, 2000 and InfoCharger's historical balance sheet at June 30, 2000.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the actual operating results or financial position would have been for the combined company had the transaction taken place on April 1, 1999, and do not purport to indicate the results of future operations.

ACCRUE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(in thousands)


                                                       Accrue          InfoCharger                          Pro Forma
                                                       as of              as of          Pro Forma      Combined as of
ASSETS                                             June 30, 2000      June 30, 2000    Adjustments       June 30, 2000
Current assets
  Cash and cash equivalents                          $  31,971         $      --        $  (5,000)(A)     $  26,971
  Accounts receivable, net                               8,222                60               --             8,282
  Prepaid expenses and other current assets                350                 1               --               351
                                                     ---------         ---------        ---------         ---------

    Total current assets                                40,543                61           (5,000)           35,604

Property and equipment, net                              2,551                85               --             2,636
Intangibles and goodwill                               108,591               207           57,401 (A)       166,199
Other assets, net                                           81                 2               --                83
                                                     ---------         ---------        ---------         ---------

    Total assets                                     $ 151,766         $     355        $  52,401         $ 204,522
                                                     =========         =========        =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                   $   1,118         $      37        $      --         $   1,155
  Accrued liabilities                                    3,516                --              200 (A)         3,716
  Accrued liabilities, merger                            1,282                --               --             1,282
  Deferred revenue                                       2,812                45               --             2,857
  Current portion of long term debt                        129                --               --               129
                                                     ---------         ---------        ---------         ---------

    Total current liabilities                            8,857                82              200             9,139

Long term debt, net of current portion                       9                --               --                 9
                                                     ---------         ---------        ---------         ---------

    Total liabilities                                    8,866                82              200             9,148
                                                     ---------         ---------        ---------         ---------

Stockholders' equity
  Common stock                                              27                --                2 (A)            29
  Affiliate investment                                      --               273             (273)(A)            --
  Additional paid-in capital                           191,695                --           53,986 (A)       245,681
  Notes receivable from stockholders                      (213)               --               --              (213)
  Unearned compensation                                 (3,488)               --               --            (3,488)
  Accumulated deficit                                  (45,121)               --           (1,514)(A)       (46,635)
                                                     ---------         ---------        ---------         ---------

   Total stockholders' equity                          142,900               273           52,201           195,374
                                                     ---------         ---------        ---------         ---------

   Total liabilities and stockholders' equity        $ 151,766         $     355        $  52,401         $ 204,522
                                                     =========         =========        =========         =========



See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements for explanation of Pro Forma acquisition adjustments

ACCRUE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data)

                                                                                                          Pro Forma
                                                   Accrue          InfoCharger                            Combined
                                                for the three     for the three                         for the three
                                                 months ended      months ended        Pro Forma         months ended
                                                June 30, 2000     March 31, 2000      Adjustments        June 30, 2000
Net revenue
  Software license                                 $  6,923           $     10          $     --            $  6,933
  Maintenance and service                             2,827                 15                --               2,842
                                                   --------           --------          --------            --------
   Total revenue                                      9,750                 25                --               9,775
                                                   --------           --------          --------            --------

Cost of revenues
  Software license                                      381                 --                --                 381
  Maintenance and service                             1,439                  2                --               1,441

                                                   --------           --------          --------            --------
   Total cost of revenue                              1,820                  2                --               1,822
                                                   --------           --------          --------            --------


Gross profit                                          7,930                 23                --               7,953
                                                   --------           --------          --------            --------

Operating expenses
  Research and development                            1,936                190                --               2,126
  Sales, general and administrative                   5,053                103                --               5,156
  Amortization of intangibles and goodwill           10,859                 --             4,785(B)           15,644
  Stock-based compensation expense                      749                 --                --                 749
                                                   --------           --------          --------            --------

   Total operating expenses                          18,597                293             4,785              23,675
                                                   --------           --------          --------            --------

Loss from operations                                (10,667)              (270)           (4,785)            (15,722)
Other, net                                              405                 (4)               --                 401
                                                   --------           --------          --------            --------

   Net loss                                        $(10,262)          $   (274)         $ (4,785)           $(15,321)
                                                   ========           ========          ========            ========

Net loss per share, basic and diluted              $  (0.40)                                                $  (0.56)
                                                   ========                                                 ========

Shares used in computing net loss per
  share, basic and diluted                           25,578                                1,667(C)           27,245
                                                   ========                             ========            ========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements for explanation of Pro Forma acquisition adjustments

ACCRUE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data)

                                                                 InfoCharger
                                                  Accrue        for the period                                Pro Forma
                                                 for the     from February 11, 1999                           Combined
                                                year ended       (inception) to          Pro Forma        for the year ended
                                              March 31, 2000    December 31, 1999       Adjustments          March 31, 2000
Net revenue
 Software license                                $ 14,681           $     13              $     --              $ 14,694
 Maintenance and service                            4,183                  4                    --                 4,187
                                                 --------           --------              --------              --------
   Total revenue                                   18,864                 17                    --                18,881
                                                 --------           --------              --------              --------

Cost of revenues
 Software license                                     602                 --                    --                   602
 Maintenance and service                            2,166                  1                    --                 2,167

                                                 --------           --------              --------              --------
   Total cost of revenue                            2,768                  1                    --                 2,769
                                                 --------           --------              --------              --------


Gross profit                                       16,096                 16                    --                16,112
                                                 --------           --------              --------              --------

Operating expenses
 Research and development                           4,410                485                    --                 4,895
 Sales, general and administrative                 14,543                133                    --                14,676
 Merger costs                                       3,560                 --                    --                 3,560
 In-process research and development                  650                 --                    --                   650
 Amortization of intangibles and goodwill          10,859                 --                19,133(B)             29,992
 Stock-based compensation expense                   4,344                 --                    --                 4,344
                                                 --------           --------              --------              --------

   Total operating expenses                        38,366                618                19,133                58,117
                                                 --------           --------              --------              --------

Loss from operations                              (22,270)              (602)              (19,133)              (42,005)
Other, net                                          1,247                (15)                   --                 1,232
Interest expense                                      (96)                --                    --                   (96)
                                                 --------           --------              --------              --------

   Net loss                                      $(21,119)          $   (617)             $(19,133)             $(40,869)
                                                 ========           ========              ========              ========
 Net loss per share, basic and diluted          $   (1.33)                                                      $  (2.34)
                                                 ========                                                       ========
 Shares used in computing net loss per
   share, basic and diluted                        15,822                                    1,667(C)             17,489
                                                 ========                                 ========              ========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements for explanation of Pro Forma acquisition adjustments

ACCRUE SOFTWARE, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS YEAR ENDED MARCH 31, 2000 AND THREE MONTHS ENDED JUNE 30, 2000

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed financial statements give effect to Accrue's acquisition of InfoCharger, in a business combination accounted for as a purchase, which was consummated on July 14, 2000. At that date, Accrue issued 1,666,667 shares of its common stock and paid $5.0 million in cash for the assets and liabilities of InfoCharger.

The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include the allocation of the consideration paid for the assets and liabilities of InfoCharger based on independent third party valuations of their fair value. The actual allocation of the consideration to be paid may differ from those assumptions reflected in the pro forma financial statements. Accrue does not expect that the final allocation of the purchase price will differ materially from the preliminary allocation. In the opinion of Accrue's management, all adjustments necessary to present fairly such pro forma financial statements have been made based on the terms and structure of the InfoCharger acquisition. The unaudited pro forma combined condensed statement of operations for the year ended March 31, 2000 and the three months ended June 30, 2000 give effect to this transaction as if it had taken place on April 1, 1999. The unaudited pro forma combined condensed balance sheet as of June 30, 2000 gives effect to the transaction as if it had taken place on June 30, 2000.

The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on April 1, 1999, and do not purport to indicate the results of future operations.

Below is a table of the estimated acquisition consideration, purchase price allocation and annual amortization of the intangible assets and goodwill acquired (in thousands):

                                                                 Amortization        Annual
                                                                    Period        Amortization
Purchase price allocation:
   Tangible net assets acquired                    $   273               --
   Intangible net assets acquired:
      Developed technology                           2,349                3              783
      In-process research and development            1,514               --
      Assembled workforce                              331                3              110
      Goodwill                                      54,721                3           18,240
                                                   -------
         Total                                     $59,188
                                                   =======

Tangible assets of InfoCharger principally include accounts receivable and property and equipment. Liabilities of InfoCharger assumed principally include accounts payable and deferred revenue.

To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology's life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology will be amortized on a straight-line basis over three years.

The value of $1.5 million allocated to a project identified as in-process research and development will be charged to expense during the second quarter of fiscal 2001 but has not been reflected in the Accrue unaudited pro forma combined condensed statement of operations as it is non-recurring in nature.

The write-off will be necessary because the acquired in-process research and development has not yet reached technological feasibility and has no future alternative uses. The product under development may not achieve commercial viability. The nature of the efforts required to develop the purchased in-process research and development into a commercially viable product principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its designed specifications, including functions, features, and technical performance requirements.

The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the product, including costs to complete the development of the technology and the future revenue to be earned upon commercialization of the product. The estimated stage of completion (expressed as a percentage of completion) for the project was calculated and then the percentage was applied to the expected net cash flows. The percentage of completion for the InfoCharger project was 37%. These cash flows were then discounted back to their net present value at a discount rate of 25%, which is consistent with industry averages. The projected net cash flows from the project were based on management's estimates of revenues and operating profits related to the project.

To determine the revenue attributable to the in-process research technology, consideration was also given to the contribution of the existing technology which will be utilized in the development of the in-process technology, referred to as "core technology". The value allocated to the core technology was determined by assigning a leverage factor to the estimated projected net cash flows related to the product under development after analysis of both the effort and work completed as well as the expected value of the in-process technology. The projected net cash flows from the products assigned to core technology using the leverage factor were then discounted back to their net present value.

The value allocated to the assembled workforce is attributable to the InfoCharger workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting.

Goodwill is determined based on the residual difference between the amount of consideration to be paid and the values assigned to identified net tangible and intangible assets.

2. PRO FORMA NET LOSS PER SHARE

Pro forma basic and diluted net loss per share are based on the weighted average number of shares of Accrue common stock outstanding during the period and the number of shares of Accrue common stock to be issued in connection with the InfoCharger acquisition. The following options have not been included in the computation of pro forma diluted net loss per share because their effect would be antidilutive.


Potential Common Securities               As of March 31, 2000     As of June 30, 2000
Antidilutive options, warrant and
shares subject to repurchase not
included in loss per share calculations          5,229                   5,238
                                                 -----                   -----


3. PRO FORMA ADJUSTMENTS

A. To record the issuance of 1.7 million Accrue shares, a cash payment of $5.0 million, elimination of the affiliate investment, and acquisition costs of $0.2 million in connection with the InfoCharger merger.

    The purchase price was allocated as follows:

    Goodwill and other intangibles, net               $57,401

    In-process research and development
      charged to retained earnings                      1,514

    Elimination of InfoCharger equity:
      Affiliate investment                                273
                                                       ------

    Total purchase price                              $59,188
                                                       ======

B.  To record the amortization of acquired intangible assets and goodwill.

C. To reflect the number of Accrue shares exchanged for the affiliate investment in InfoCharger.

        (c) Exhibits.

               2.1*   Form of Asset Purchase Agreement dated as of June 30,
                      2000, by and between the Company, Seller and Seller Sub.

               4.1*   Form of Investors' Rights Agreement, dated as of July 14,
                      2000, by and between the Company and Seller.

               10.19* Form of Tantau Software, Inc. Software License and
                      Services Agreement executed as of June 30, 2000 by and between Seller and the Company.

               23.2   Consent of Ernst & Young LLP, Independent Auditors.

* Incorporated by reference from Current Report on Form 8-K previously filed by the Registrant on July 26, 2000 with the Securities and Exchange Commission via Edgar and dated July 14, 2000.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            ACCRUE SOFTWARE, INC.



Date: September 22, 2000                By: /s/ GREGORY C. WALKER
                                            ------------------------------------
                                            Gregory C. Walker
                                            Chief Financial Officer
                                            (Principal Financial and Accounting
                                            Officer)

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER         DESCRIPTION
------         -----------
 2.1*          Form of Asset Purchase Agreement dated as of June 30, 2000, by and between the
               Company, Seller and Seller Sub.

 4.1*          Form of Investors' Rights Agreement, dated as of July 14, 2000, by and between the Company and Seller.

10.19*         Form of Tantau Software, Inc. Software License and Services Agreement executed as of June 30, 2000 by and between Seller and the Company.

23.2           Consent of Ernst & Young LLP, Independent Auditors.

* Incorporated by reference from Current Report on Form 8-K previously filed by the Registrant on July 26, 2000 with the Securities and Exchange Commission via Edgar and dated July 14, 2000.